THE GAP, INC. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE


		                           Fifty-three		      Fifty-two		      Fifty-two
		                           Weeks Ended	     	Weeks Ended	    	Weeks Ended
                         		February 3, 1996  January 28, 1995 January 29, 1994
Net earnings ($000)		              $354,039       $320,240      $258,424

Weighted average shares of
common stock outstanding
during the period		             288,062,430	  	291,141,076    289,682,274

Add incremental shares from
from assumed exercise of stock
options (primary)		               1,292,990      1,148,118      1,374,018

                                289,355,420    292,289,194    291,056,292

Primary earnings per share		    $      1.22 		 $      1.10 		 $      0.89

Weighted average shares of
common stock outstanding
during the period		             288,062,430    291,141,076    289,682,274

Add incremental shares from
assumed exercise of stock
options (fully-diluted)		         2,311,716      1,178,832      1,946,744

                                290,374,146    292,319,908    291,629,018

Fully-diluted earnings
per share		                     $      1.22  		$      1.10  		$      0.89




NOTE:
(1)	The information provided above is presented in accordance with Regulation
    S-K, 	Item 604(b)(11), while net earnings per share on the Consolidated
    Statements of Earnings is presented in accordance with APB Opinion 15.
    The information in this exhibit is not required under APB Opinion 15, as the difference between primary and fully-diluted earnings per share
   	and earnings per share calculated on a weighted average share bases is less than 3%.

(2)	All per share data reflects the 2-for-1 split of common stock in the form
    of a stock dividend to	stockholders of record on March 18, 1996.